Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-3 to be filed on or about April 3, 2017 of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report was included in the Company’s annual report on Form 10-K filed on March 31, 2017. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

April 3, 2017